Exhibit 99.1

FORM OF INSTRUCTIONS FOR USE OF MARSHALL EDWARDS, INC.

SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT OR

YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to the offering (the “Rights Offering”) of subscription rights (the “Subscription Rights”) by Marshall Edwards, Inc. (“we”, “us”, “our” or the “Company”) to the holders of record of our common stock, par value $0.00000002 per share (the “Common Stock”), as well as holders of the Company’s Series A warrants (collectively, the “Record Holders”) as described further in the accompanying prospectus, dated [        ], 2012 (the “Prospectus”).

In the Rights Offering, we are distributing, at no charge, to holders of our Common Stock as of 5:00 p.m., Eastern time, on [        ], 2012 (the “Record Date”), Rights to purchase units (“Units”) at a subscription price of $[        ] per Unit. You will receive one Subscription Right for every share of Common Stock that you owned on the Record Date. Each Subscription Right will entitle a holder to purchase one Unit, consisting of [        ] shares of Common Stock and a warrant representing the right to purchase [        ] shares of Common Stock (the “Basic Subscription Right”). For example, if you owned 100 shares of Common Stock on the Record Date, you would receive 100 Rights, and if you chose to exercise all of your Subscription Rights, you would be required to pay an aggregate subscription price of $[        ] and would receive [        ] shares of Common Stock and a warrant representing the right to purchase 25 shares of Common Stock at an exercise price of $[        ] per share.

We will issue up to a total of [        ] Units in the Rights Offering, consisting of an aggregate of up to [        ] shares of Common Stock and warrants representing the right to purchase up to [        ] shares of Common Stock, for an aggregate purchase price of up to $[        ] million.

We will not issue fractional shares of Common Stock in the Rights Offering. Record Holders will only be entitled to purchase a number of Units representing a whole number of shares of Common Stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable. Similarly, no fractional shares of Common Stock will be issued in connection with the exercise of a warrant. Instead, for any such fractional share that would otherwise have been issuable upon exercise of the warrant, the holder will be entitled to a cash payment equal to the pro-rated per share market price of the Common Stock on the last trading day preceding the exercise.

Each holder of Subscription Rights who fully exercises its Basic Subscription Right (after giving effect to any permitted distributions) will be eligible to subscribe to purchase additional Units, subject to the conditions and limitations described further in the Prospectus (the “Over-subscription Privilege”). We reserve the right, exercisable in our sole discretion, to reject in whole or in part any requests to purchase additional Units that we may receive pursuant to the Over-subscription Privilege, regardless of the availability of Units to satisfy these requests.

The Subscription Rights held by each Record Holder are evidenced by a subscription rights certificate (the “Subscription Rights Certificate”) registered in the Record Holder’s name. The Subscription Rights are non-transferable; provided, however, that Record Holders may distribute their Subscription Rights solely to their own stockholders, members or limited or general partners, as described below.

The Subscription Rights will expire if not exercised prior to 5:00 p.m. Eastern time on [        ], 2012, unless we extend the period of the Rights Offering beyond such date (as such date may be extended, the “Expiration Date”). Each Record Holder will be required to submit payment in full for all of the Units that the Record Holder wishes to purchase pursuant to the Basic Subscription Right and the Over-subscription Privilege before the Expiration Date.

The number of Subscription Rights to which you are entitled and the corresponding number of Units that you may subscribe to purchase under your Basic Subscription Right are printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights, including any Units you wish to purchase pursuant to the Over-subscription Privilege, by completing the appropriate portions of your Subscription Rights Certificate and returning the Subscription Rights Certificate to the Subscription Agent in the envelope provided.

THE SUBSCRIPTION RIGHTS CERTIFICATE OR NOTICE OF GUARANTEED DELIVERY, IN EITHER CASE ACCOMPANIED BY FULL PAYMENT OF THE AGGREGATE SUBSCRIPTION PRICE FOR ALL UNITS SUBSCRIBED FOR UNDER THE BASIC SUBSCRIPTION RIGHT AND ANY ADDITIONAL UNITS SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE CANCELLED, REVOKED OR OTHERWISE AMENDED. SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE.

1.	Method of Subscription—Exercise of Subscription Rights

To exercise your Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights, together with payment in full of the total required subscription amount for all of the Units you intend to purchase under your Basic Subscription Right and any additional shares you wish to subscribe for pursuant to the Over-subscription Privilege, to the Subscription Agent, by no later than 5:00 p.m., Eastern time, on the Expiration Date. Your full payment will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars by (i) uncertified check drawn against a U.S. bank payable to “Computershare”, or (ii) certified or cashier’s check or bank draft drawn against a U.S. bank and payable to “Computershare”. Payments will be deemed to have been received upon clearance of any uncertified check or receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank. If you pay by uncertified check, please note that your payment may take five (5) or more business days to clear. Accordingly, if you wish to pay your subscription amount by means of uncertified personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the Expiration Date, and we also urge you to consider making your payment by means of a certified or cashier’s check.

The Subscription Rights Certificate and full payment of the total subscription amount must be delivered to the Subscription Agent by one of the methods described below:

By Mail:	By Express Mail or Overnight Courier:

Computershare Trust Company, N.A. Attn Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. 250 Royall Street Suite V Canton, MA 02021

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

If you have any questions, require any assistance in exercising your Subscription Rights, or require additional copies of relevant documents, please contact the information agent for the Rights Offering, Georgeson, Inc. (the “Information Agent”). Banks and brokers should call (212) 440-9800 and shareholders should call (866) 628-6021.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf. Alternatively, you may request a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each an “Eligible Institution”), to deliver a written guarantee in the form included with these instructions (the “Notice of Guaranteed Delivery”), together with payment in full of your total subscription amount, to the Subscription Agent by no later than 5:00 p.m., Eastern time, on the Expiration Date. Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by your Subscription Rights Certificate, the number of shares of Common Stock that you intend to purchase under your Basic Subscription Right, the number of additional shares of Common Stock, if any, that you request to purchase pursuant to the Over-subscription Privilege, and that you will guarantee the delivery to the Subscription Agent of a properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights by no later than three (3) business days after the date the Notice of Guaranteed Delivery is submitted. If this procedure is followed, the properly completed Subscription Rights Certificate evidencing the Subscription Rights that you intend to exercise must be received by the Subscription Agent within three (3) business days after the date the Notice of Guaranteed Delivery is submitted. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Subscription Rights Certificate at the address set forth above or may be transmitted, if transmitted by an Eligible Institution, to the Subscription Agent by facsimile transmission to facsimile no. (617) 360-6810. You should confirm receipt of all facsimile transmissions by calling the Subscription Agent at (781) 575-2332. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent by calling the Information Agent. Banks and brokers should call (212) 440-9800 and shareholders should call (866) 628-6021.

If you do not indicate the number of Subscription Rights being exercised, or do not send full payment of the total subscription amount, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the amount of payment that you delivered to the Subscription Agent. If the Subscription Agent does not apply your full subscription payment to your purchase of shares of Common Stock, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable following the completion of the Rights Offering.

Brokers, custodian banks, and other nominee holders of Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Company, the Subscription Agent, and the Information Agent, with respect to each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for pursuant to the Basic Subscription Right and, in connection with any subscription request pursuant to the Over-subscription Privilege, the number of shares of Common Stock subscribed for pursuant to the Over-subscription Privilege.

As described further in the Prospectus, the availability of shares of Common Stock that may be issued by the Company in connection with the Over-subscription Privilege will depend on the number of shares subscribed for by Record Holders under the Basic Subscription Right. We may reject any over-subscription and we reserve discretion to reject an over-subscription to the extent the Subscription Rights holder would own 5% or more of our Common Stock after the over subscription is exercised. If you exercise your Over-subscription Privilege and your over-subscription is rejected, for any reason, the excess subscription payment will be returned to you, without interest or penalty, as soon as practicable.

2.	Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, unless you provide instructions to the contrary in your Subscription Rights Certificate.

(a) Basic Subscription Right. As soon as practicable after the Expiration Date and the valid exercise of your Subscription Rights, the Subscription Agent will credit your account with the shares of Common Stock you have purchased pursuant to your Basic Subscription Right.

(b) Over-subscription Privilege. As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will credit your account with the shares of Common Stock, if any, allocated to you pursuant to validly exercised and accepted subscription requests pursuant to the Over-subscription Privilege.

(c) Excess Cash Payments. As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payment that you have paid to the Subscription Agent will be returned, without interest or penalty, to you.

3.	Execution

(a) Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same, unless, for good cause, the Subscription Agent dispenses with proof of authority.

4.	Substitute Form W-9

Each subscription rights holder who elects to exercise Subscription Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (TIN) on Substitute Form W-9. See “Important Tax Information—Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.” Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to 28% federal income tax withholding with respect to dividends that may be paid on shares of Common Stock purchased upon the exercise of Subscription Rights. Foreign persons may be required to provide an appropriate Form W-8 rather than Form W-9 and may be subject to withholding at a rate of up to 30%.

5.	Permitted Distributions of Subscription Rights

The Subscription Rights are non-transferable; provided, however, that Record Holders may distribute their Subscription Rights to their own shareholders, members and general or limited partners. Subscription Rights will not be listed for trading on the NASDAQ Capital Market, any other stock exchange or market, or on the OTC Bulletin Board. Any distributee of any of your Subscription Rights must exercise those Subscription Rights on the same terms and subject to the same conditions as apply to you when exercising the distributed rights. You must effect any such distribution in sufficient time for the Subscription Agent to receive proper evidence of the distribution of your Subscription Rights. Holders who intend to make a permitted distribution of their Subscription Rights must contact the Subscription Agent in advance of such distribution to request copies of the required documentation. Subscription Rights, whether or not distributed, must be exercised prior to the expiration of the Rights Offering or they will terminate.

6.	Method of Delivery

The method of delivery of Subscription Rights Certificates and payment in full of the total subscription amount to the Subscription Agent will be at the election and risk of the holders of the Subscription Rights. We recommend that you send your Subscription Rights Certificate and subscription payment by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date. We urge you to consider using a certified or cashier’s check to ensure that the Subscription Agent receives your funds prior to the Expiration Date. If you send an uncertified personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which may take five (5) or more business days, but if you send a certified check or a bank draft drawn upon a U.S. bank, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of your payment. If you wish to pay your subscription payment by means of an uncertified personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the Expiration Date.

7.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company

In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Rights and any subscription requests pursuant to the Over-subscription Privilege may be effected by instructing DTC to transfer the Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent the required certification as to the number of shares of Common Stock subscribed for under the Basic Subscription Right and the number of any additional shares subscribed for pursuant to the Over-subscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, together with payment in full of the total subscription amount for all of the shares of Common Stock subscribed for under the Basic Subscription Right and pursuant to the Over-subscription Privilege on behalf of such beneficial owner.

8.	Questions

If you have any questions regarding the Rights Offering, completing a Subscription Rights Certificate or submitting payment in the Rights Offering, please contact the Information Agent, Georgeson, Inc., at (866) 628-6021 (toll free) or, for banks and brokers, at (212) 440-9800. Any questions regarding Marshall Edwards, Inc. may be directed to Marshall Edwards, Inc.’s investor relations department at investor@marshalledwardsinc.com or (858) 369-7199.